FREE WRITING PROSPECTUS

Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated December 6, 2012

Registration Statement No. 333-181820

December 7, 2012

QR Energy, LP

Pricing Sheet

12,000,000 Common Units Representing Limited Partner Interests

Issuer:	QR Energy, LP

Symbol:	QRE

Common Units Offered:	12,000,000 common units

Greenshoe:	1,800,000 common units

Price to Public:	$16.24

Gross Proceeds:	$194,880,000

Closing Date:	December 12, 2012

CUSIP:	74734R

Underwriters:	RBC Capital Markets

Barclays

J.P. Morgan

UBS Investment Bank

Wells Fargo Securities

Raymond James

Citigroup

Credit Suisse

Goldman, Sachs & Co.

Baird

BMO Capital Markets

Janney Montgomery Scott

Oppenheimer & Co.

Wunderlich Securities

Ladenburg Thalmann & Co. Inc.

MLV & Co.

Revised Capitalization Disclosure

In the Actual column of the capitalization table on page S-15 of the preliminary prospectus supplement relating to the offering of the common units, Total capitalization is $1,186,928 (in thousands).

Stabilizing Transactions

We have been advised by the underwriters that, prior to purchasing the units being offered pursuant to the prospectus supplement, on December 6, 2012 one of the underwriters purchased, on behalf of the syndicate, 10,876 common units at an average price of $16.8938 per common unit in stabilizing transactions.

Offering Expenses

We estimate that total expenses of the offering, other than underwriting discounts and commissions, will be approximately $400,000.

Additional Information

The issuer has filed a registration statement (including a prospectus) on Form S-3 with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates, which registration statement was declared effective on June 14, 2012. Before you invest, you should read the prospectus supplement to the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at (877) 822-4089 (RBC Capital Markets); (888) 603-5847 (Barclays); (866) 803-9204 (J.P. Morgan); (888) 827-7275 (UBS Investment Bank); (800) 326-5897 (Wells Fargo Securities); (800) 248-8863 (Raymond James).